Exhibit 1.2

VOTING AGREEMENT

This Voting Agreement (“Agreement”) dated April 1, 2007, by and among Reliability Incorporated, a Texas corporation (“Reliability”), and Linda R. Katz, Branden A. Ferrari, Ariel Imas, Alex Kreger, Charles G. Masters, RHK Midtown Partners, LLC, Mark Spoor, James Tolan, Ronald Masaracchio and Brian D’Souza (collectively, the “Shareholders”), and Alex Katz and Larry Edwards (collectively, “Proxies”).

WHEREAS, certain of the parties hereto are parties to that certain Agreement of Merger and Plan of Reorganization dated April 1, 2007 (the “Merger Agreement”), which provides, in part, that the Shareholders will grant a proxy to Alex Katz and Larry Edwards to vote the shares of common stock of Reliability owned by the Shareholders; and

WHEREAS, to effectuate certain of the agreements provided for in the Merger Agreement, the Shareholders wish to enter into this Agreement;

NOW THEREFORE, for and in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

This Agreement is entered into by the Shareholders to effectuate the provisions of Section 6.9 of the Merger Agreement.

The Shareholders agree that their shares of Reliability common stock received pursuant to the terms of the Merger Agreement shall be voted by the Proxies from the date hereof until released from that certain Depository Agreement-Escrow dated April 1, 2007 (the “Escrow Agreement”), among Reliability, the Shareholders, and Winstead PC if during the time that the Reliability shares of the Shareholders are held by Winstead PC pursuant to the Escrow Agreement, Reliability holds a meeting of shareholders for any purpose. The Shareholders hereby approve and ratify any vote that the Proxies may cast. Upon release to the Shareholders of any shares from the escrow created by the Escrow Agreement, this Agreement as to any released shares and such irrevocable proxy shall terminate.

The Shareholders agree that if the Proxies are unable to agree on how the shares covered by the irrevocable proxy granted by the Shareholders pursuant hereto shall be voted, the Shareholders agree that the Proxies are not to vote any of the shares covered by the irrevocable proxy granted by the Shareholders pursuant hereto and so instruct the Proxies.

The Shareholders agree and acknowledge that the proxy granted by them pursuant to this Agreement is irrevocable and coupled with an interest and may not be revoked by them during the period that any of their shares remain in escrow under the Escrow Agreement. Simultaneously herewith, each Shareholder has delivered to the Proxies irrevocable proxies pursuant hereto.

Alex Katz and Larry Edwards agree to act as proxies in accordance hereunder.

This Agreement may be executed in one or more counterparts with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of Houston, Texas. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Texas by virtue of a failure to perform an act required to be performed in the State of Texas. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Texas for purpose of resolving any disputes among the parties relating this Agreement or the transactions contemplated hereby. The parties irrevocably waive to the fullest extent permitted by law, any objection they may have now or hereafter, have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or any judgment entered by any court in respect hereof brought in Houston, Texas and further irrevocably waive any claim that any suit, action or proceeding brought in Houston, Texas has been brought in an inconvenient form.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

Reliability Incorporated

By:
Larry Edwards, President

Linda R. Katz

Branden A. Ferrari

Ariel Imas

Alex Kreger

Charles G. Masters

RHK Midtown Partners, LLC

By:
Name:
Its:

Mark Spoor

James Tolan

Ronald Masaracchio

Brian D’Souza

Alex Katz

Larry Edwards